Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

             EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated as of November 15, 1999 between Michael P. Brennan (the "Executive") and Peapod, Inc., a Delaware corporation (the "Company").

             WHEREAS, the Company desires to continue to employ the Executive as its Senior Vice_President – Product Management and Marketing_ and the Executive desires to continue such employment, for the term and upon the other conditions hereinafter set forth; and

             WHEREAS, the Executive and the Company are concurrently entering into a Severance Agreement (the "Severance Agreement") providing for certain substantial severance benefits.

             NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows.

ARTICLE I
EMPLOYMENT

             Section 1.01.  Position and Responsibilities.  The Company shall continue to employ the Executive as its Senior Vice President – Product Management and Marketing.  The Executive's responsibilities shall be as directed from time to time by the President of the Company.  The Executive agrees to be employed by the Company in such capacity, subject to all the covenants and conditions hereinafter set forth.

             Section 1.02.  Performance.  During the term of Executive's employment, the Executive shall perform faithfully the duties assigned to the Executive hereunder to the best of his or her abilities and devote his or her full and undivided business time and attention to the transaction of the Company's business and not engage in any other business activity except with the approval of the Board.  The previous sentence shall not preclude the Executive from participating in the affairs of any governmental, educational or other charitable institution so long as the Board does not determine in good faith that such activities unreasonably interfere with the business of the Company or the performance of the Executive's duties hereunder.

             Section 1.03.  Term and Termination.  Employment under this Agreement commenced as of November 19, 1999 (the "Commencement Date") and shall continue until terminated by written notice by either party, subject to the rights and obligations set forth in the Severance Agreement.

ARTICLE II
COMPENSATION

             Section 2.01.  Base Compensation.  As compensation for his services hereunder, the Company shall pay to the Executive an annual salary of $145,000 (the "Base Salary"), less required or authorized deductions, payable in installments in accordance with the Company's normal payment schedule for senior management of the Company.  The Executive's Base Salary may be reviewed from time to time for adjustment.

             Section 2.02.  Bonus Plan.  The Executive shall be entitled to participate in the Company's Executive Bonus Plan as modified by the Board from time to time.  Such plan shall provide for an opportunity for the Executive to earn an annual cash bonus, of up to 50% of Executive's Base Salary received for the year as to which such bonus is earned, based on meeting such individual and Company performance goals as may be set from time to time by the Board in its absolute discretion.

             Section 2.03.  Employee Benefits.  Upon satisfaction of any eligibility requirements, the Executive shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits during Executive's term of employment as are from time to time made generally available to the senior management of the Company; provided that, if a severance benefit is payable to the Executive pursuant to Section 2.06, such benefit shall be paid in lieu of any benefit otherwise payable to Executive pursuant to any Company severance plan unless such plan expressly provides that payments thereunder will be made in addition to the severance payments provided hereunder.  Nothing herein shall be construed to require the Company to establish, or shall preclude the Company, in its absolute discretion, from changing or amending, in whole or in part, or revoking, any one or more of such employee benefit plans or programs without notice.  In addition, the Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policies established from time to time with respect to the Company's senior executives.

             Section 2.04.  Expense Reimbursements.  The Company shall reimburse the Executive for all proper expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with the policies and procedures established by the Board.

             Section 2.05.  Severance Benefits.  Concurrently herewith, the Executive and Peapod are entering into the Severance Agreement which provides certain substantial severance benefits for the Executive in the event of termination of Executive's employment with the Company.  The Executive shall be entitled to the benefits of such Severance Agreement as if the provisions thereof were set forth fully herein.

ARTICLE III
NONCOMPETITION; CONFIDENTIAL INFORMATION

             Section 3.01.  Noncompetition; Non-Solicitation.  As a condition to Executive's employment and to the Company's obligations hereunder, Executive agrees to enter into, concurrently with Executive's execution of this Agreement, an Employee Nonsolicitation and Noncompete Agreement in the form attached hereto as Exhibit A, and the Executive agrees to comply fully with all of the terms and provisions of such Employee Nonsolicitation and Noncompete Agreement as if such terms and provisions were fully set forth in this Agreement.  The covenants contained in such Employee Nonsolicitation and Noncompete Agreement shall survive the termination of this Agreement and the conclusion of the Executive's employment by the Company.

ARTICLE IV
MISCELLANEOUS

             Section 4.01.  Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or three (3) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to the Executive's address shown on the Company records, and if to the Company, to Peapod, Inc., 9933 Woods Drive, Skokie, Illinois 60077-1031, attention President with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

             Section 4.02.  Executive's Authority; No Conflict.  The Executive represents and warrants to the Company that the Executive has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by the Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which the Executive is bound.

             Section 4.03.  Assignment and Succession.  The Agreement shall be binding upon and shall operate for the benefit of the parties hereto and their respective legal representatives, legatees, distributees, heirs, and successors and assigns.  Executive acknowledges that the services he renders pursuant to this Agreement are unique and personal.  Accordingly, Executive may not assign any of the Executive's rights contained in this Agreement or delegate any of his duties hereunder.  The Company may assign the Company's rights, duties or obligations under this Agreement to a purchaser or transferee of all or substantially all of the Company's assets.

             Section 4.04.  Headings.  The Article, Section paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

             Section 4.05.  Applicable Law.  This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Illinois.

             Section 4.06.  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  In the event that any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

             Section 4.07.  Waiver, Etc.  The waiver of a breach of any provision of this Agreement shall not operate or be construed to be a waiver of any other breach.  No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same.  Any extension of time or other indulgence granted to a party hereunder or to any other person shall not otherwise alter or affect any power, remedy or right of any other party, or obligations of the party to whom such extension or indulgence is granted except as specifically waived.

             Section 4.08.  Dispute Resolution.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its rules, to the extent not inconsistent with this provision.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Such arbitration shall be conducted in Chicago, Illinois before a single arbitrator.  The parties shall select an arbitrator by mutual agreement from a panel of arbitrators experienced in arbitrating employment disputes proposed by the AAA.  If the parties are unable to agree on an arbitrator, the AAA shall select an arbitrator in accordance with its procedures.  Nothing herein shall preclude the Company from seeking and/or obtaining injunctive relief under the Employee Nonsolicitation and Noncompete Agreement.

             Section 4.09.  Entire Agreement.  This Agreement, together with the agreements referred to herein, contain the entire agreement of the parties relating to the subject matter hereof.  This Agreement may be modified or discharged only by an agreement in writing signed by the party against whom enforcement of any modification or discharge is sought.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PEAPOD, INC.

By:	/s/ ANDREW B. PARKINSON
Name:	Andrew B. Parkinson
Title:	Chairman

EXECUTIVE:

/s/ MICHAEL P. BRENNAN
Michael P. Brennan